Exhibit 99.1

A NASDAQ Listed Company: SGC

FOR IMMEDIATE RELEASE

SUPERIOR GROUP OF COMPANIES, INC. REPORTS OPERATING RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2018

●	Annual Net Sales increased 30 percent

●	Annual Net Income increased 13 percent

●	25th Consecutive Quarter with Sales Increase

SEMINOLE, Fla. - February 21, 2019 – Superior Group of Companies, Inc. (NASDAQ: SGC), today announced its fourth quarter and year-end operating results for 2018.

The Company announced that for the year ended December 31, 2018, net sales increased 29.8 percent to $346.4 million, compared to 2017 net sales of $266.8 million. Income before taxes on income was $21.4 million compared to $24.8 million in 2017. Net income for the fiscal year 2018 increased 13.0% to $17.0 million, or $1.10 per diluted share, compared to $15.0 million, or $0.99 per diluted share, reported in 2017. Net income for 2018 was reduced by approximately $2.0 million ($0.13 per diluted share) of direct expenses associated with the May 2nd acquisition of CID Resources.

Net sales for the fourth quarter ended December 31, 2018 increased 31.1 percent to $95.0 million, compared to 2017 fourth quarter net sales of $72.4 million. Income before taxes on income was $5.7 million compared to $6.8 million in the 2017 fourth quarter. Net income for the fourth quarter ended December 31, 2018 was $4.6 million, or $0.30 per diluted share, compared to $1.9 million, or $0.12 per diluted share, reported for the fourth quarter 2017. Fourth quarter 2017 net income was reduced by approximately $4.0 million, or $0.26 per diluted share, associated with the enactment of the Tax Cuts and Jobs Act.

Michael Benstock, Chief Executive Officer, commented, “While the fourth quarter performance of our uniform segment was below our expectations, we’ve made tremendous progress on the integration of our uniform businesses within our Superior Group of Companies. We are aggressively developing avenues to leverage our expanded product assortment and service lines within the segment to meet and exceed our existing customers’ expectations and to gain market share. We are also on schedule with the integration of our ERP systems that, once completed, will allow us to maximize cost efficiencies throughout our operations. I’m quite satisfied with our progress in these areas and am confident in the overall trajectory of our uniform business as we enter 2019.

I’m particularly pleased with the performance of BAMKO and The Office Gurus. During the fourth quarter, BAMKO, our Promotional Products segment, posted strong organic net sales growth of 32 percent, and total net sales within the segment grew 68 percent to $24 million. The Office Gurus, our Remote Staffing segment, continues to outperform our expectations with quarterly net sales growth to outside customers of 22 percent.”

On January 22, 2019, the Company restructured its Amended and Restated Credit Agreement (Term Loan) entered into on May 2, 2018 with our incumbent lender.  The restructuring reduced the principal amount of the Term Loan to $65 million, by using $20 million of proceeds under our revolving credit facility; extended the maturity from May 2020 to January 2026; and lowered the variable interest rate to LIBOR plus 85 basis points. Principal and interest payments are due monthly through its maturity.

Michael Attinella, Chief Financial Officer of Superior Group of Companies, commented, “We are quite pleased with the restructuring of the Term Loan. We were able to lower our interest rate and other costs of debt while maintaining repayment flexibility and extending its term. We are confident that the combined cash flow from operations and liquidity provided from the revolving credit facility is more than ample to fund our strategic plan as we move into 2019 and beyond.”

CONFERENCE CALL

Superior Group of Companies will hold a conference call on Thursday, February 21, 2019 at 2:00 p.m. Eastern Time to discuss the Company’s results. Interested individuals may join the teleconference by dialing (844) 861-5505 for U.S. dialers and (412) 317-6586 for International dialers. The Canadian Toll Free number is (866) 605-3852. Please ask to be joined into the Superior Group of Companies call. The live webcast and archived replay can also be accessed in the investor information section of the Company’s website at www.superiorgroupofcompanies.com.

A telephone replay of the teleconference will be available one hour after the end of the call through 2:00 p.m. Eastern Time on February 28, 2019. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations. Canadian dialers can access the replay at (855) 669-9658. Please reference conference number 10128748 for all replay access.

About Superior Group of Companies, Inc. (SGC):

Superior Group of Companies™, formerly Superior Group of Companies, established in 1920, is a combination of companies that help customers unlock the power of their brands by creating extraordinary brand experiences for employees and customers. It provides customized support for each of its divisions through its shared services model.

Fashion Seal Healthcare®, HPI™ and CID Resources are signature uniform brands of Superior Group of Companies. Each is one of America’s leading providers of uniforms and image apparel in the markets it serves. They specialize in innovative uniform program design, global manufacturing, and state-of-the-art distribution. Every day, more than 6 million Americans go to work wearing a uniform from Superior Group of Companies.

2

BAMKO®, Tangerine Promotions® and Public Identity® are signature promotional products and branded merchandise brands of Superior Group of Companies. They provide unique custom branding, design, sourcing, and marketing solutions to some of the world’s most successful brands.

The Office Gurus® is a global provider of custom call and contact center support. As a true strategic partner, The Office Gurus implements customized solutions for its customers in order to accelerate their growth and improve their customers’ service experiences.

SGC’s commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, provides unparalleled support for its customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture in all of its business segments.

Visit www.superiorgroupofcompanies.com for more information.

Contact:

Michael Attinella

Chief Financial Officer & Treasurer

(727) 803-7170

-OR-

Hala Elsherbini

Halliburton Investor Relations

(972) 458-8000

Comparative figures are as follows:

3

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31,
(In thousands, except shares and per share data)

	2018	2017	2016
Net sales	$346,350	$266,814	$252,596

Costs and expenses:
Cost of goods sold	224,653	170,462	165,614
Selling and administrative expenses	96,710	70,592	65,124
Other periodic pension costs	385	1,224	1,272
Interest expense	3,207	802	688
	324,955	243,080	232,698

Gain on sale of property, plant and equipment	-	1,048	-

Income before taxes on income	21,395	24,782	19,898
Income tax expense	4,420	9,760	5,260
Net income	$16,975	$15,022	$14,638

Weighted average number of shares outstanding during the period
(Basic)	14,937,786	14,510,156	14,082,243
(Diluted)	15,472,133	15,118,768	14,897,489
Per Share Data:
Basic
Net earnings	$1.14	$1.04	$1.04
Diluted
Net earnings	$1.10	$0.99	$0.98

Cash dividends per common share	$0.390	$0.365	$0.340

4

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
YEARS ENDED DECEMBER 31,
(In thousands, except share and par value data)

	2018	2017
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,362	$8,130
Accounts receivable, less allowance for doubtful accounts of $2,042 and $1,382, respectively	64,017	50,569
Accounts receivable - other	1,744	1,848
Inventories	67,301	64,979
Contract asset	49,236	-
Prepaid expenses and other current assets	9,552	11,011
TOTAL CURRENT ASSETS	197,212	136,537

PROPERTY, PLANT AND EQUIPMENT, NET	28,769	26,844
OTHER INTANGIBLE ASSETS, NET	66,312	29,061
GOODWILL	33,961	16,032
DEFERRED INCOME TAXES	-	2,900
OTHER ASSETS	8,832	7,564
	$335,086	$218,938

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$24,685	$19,752
Other current liabilities	14,767	12,409
Current portion of long-term debt	6,000	6,000
Current portion of acquisition-related contigent liabilities	941	3,061
TOTAL CURRENT LIABILITIES	46,393	41,222

LONG-TERM DEBT	111,522	32,933
LONG-TERM PENSION LIABILITY	8,705	8,319
LONG-TERM ACQUISITION-RELATED CONTINGENT LIABILITIES	5,422	7,283
DEFERRED INCOME TAXES	8,475	-
OTHER LONG-TERM LIABILITIES	3,648	4,213
COMMITMENTS AND CONTINGENCIES (NOTE 11)
SHAREHOLDERS' EQUITY:
Preferred stock, $.001 par value - authorized 300,000 shares (none issued)	-	-
Common stock, $.001 par value - authorized 50,000,000 shares, issued and outstanding - 15,202,387 and 15,081,947, respectively.	15	15
Additional paid-in capital	55,859	49,103
Retained earnings	103,032	83,129
Accumulated other comprehensive income (loss), net of tax:
Pensions	(7,673)	(7,282)
Cash flow hedges	113	(90)
Foreign currency translation adjustment	(425)	93
TOTAL SHAREHOLDERS' EQUITY	150,921	124,968
	$335,086	$218,938

5

SUPERIOR GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31,
(In thousands)

	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,975	$15,022	$14,638
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	7,906	5,653	4,935
Provision for bad debts - accounts receivable	867	1,002	512
Share-based compensation expense	2,264	1,664	1,638
Deferred income tax (benefit) provision	(665)	5,114	(1,940)
Gain on foreign currency transactions	-	-	(264)
Gain on disposals of property, plant and equipment	-	(1,048)	-
Change in fair value of acquisition-related contingent liabilities	(1,116)	(89)	(31)
Changes in assets and liabilities, net of acquisition of businesses:
Accounts receivable - trade	(4,886)	(4,731)	(7,244)
Accounts receivable - other	105	1,237	177
Contract asset	(3,382)	-	-
Inventories	3,501	4,250	(5,427)
Prepaid expenses and other current assets	1,550	(4,151)	2,203
Other assets	(1,257)	(4,504)	(1,029)
Accounts payable and other current liabilties	(1,344)	3,362	2,030
Long-term pension liability	(128)	(2,577)	829
Other long-term liabilities	(526)	2,523	962
Net cash provided from operating activities	19,864	22,727	11,989

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(4,869)	(4,248)	(7,385)
Proceeds from disposals of property, plant and equipment	-	2,858	-
Acquisition of businesses, net of acquired cash	(85,597)	(7,988)	(15,161)
Net cash used in investing activities	(90,466)	(9,378)	(22,546)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	206,025	74,387	125,067
Repayment of long-term debt	(127,439)	(77,573)	(106,827)
Payment of cash dividends	(5,836)	(5,269)	(4,707)
Payment of acquisition-related contingent liabilities	(2,861)	(1,800)	(1,800)
Proceeds received on exercise of stock options	727	1,872	1,504
Tax benefit from vesting of acquisition related restricted stock	445	650	990
Tax withholdings on exercise of stock rights	(17)	(1,186)	(405)
Common stock reacquired and retired	(2,906)	-	(714)
Net cash provided from (used in) financing activities	68,138	(8,919)	13,108

Effect of exchange rates on cash	(304)	51	62

Net (decrease) increase in cash and cash equivalents	(2,768)	4,481	2,613

Cash and cash equivalents balance, beginning of year	8,130	3,649	1,036

Cash and cash equivalents balance, end of year	$5,362	$8,130	$3,649

6